 Exhibit 4.1

Share Certificate

Number of certificate	Number of shares

REGENCELL BIOSCIENCE HOLDINGS LIMITED

COMPANY NUMBER [NUMBER]

THIS SHARE CERTIFICATE CERTIFIES THAT as of [Transfer date], [Name] of [Address] is the registered holder of [Number] fully paid Ordinary Share(s) of US$0.00001 par value per share in the above named Company which are held subject to, and transferable in accordance with, the Memorandum and Articles of Association of the Company (as Revised).

In Witness Whereof the Company has authorized this certificate to be issued on [Transfer date].

By
Director